Exhibit 10.3

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

ARMSTRONG FLOORING, INC.,

as Seller,

AND

ZHEJIANG GIMIG TECHNOLOGY CO., LTD.,

as Buyer,

Dated as of July 11, 2022

INDEX OF EXHIBITS

SCHEDULE A	LIST OF TRANSFERRED SUBSIDIARIES

EXHIBIT A	FORM OF SALE ORDER

EXHIBIT B	FORM OF TRADEMARK LICENSE CONSENT

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 11, 2022 (the “Execution Date”), by and between (i) Armstrong Flooring, Inc., a Delaware corporation (“Seller”), and (ii) Zhejiang GIMIG Technology Co., Ltd., a company established under the laws of the People’s Republic of China (“Buyer”). Capitalized terms have the definitions set forth in Article I below.

RECITALS

A. Seller owns, directly or indirectly, all of the issued and outstanding shares of capital stock and other equity interests (collectively, the “Transferred Stock”) of AFI Hong Kong (together with the Subsidiaries of AFI Hong Kong, each of which is listed on Schedule A, collectively, the “Transferred Subsidiaries”);

B. Seller, Armstrong Flooring Canada Ltd., a British Columbia corporation, Armstrong Flooring Latin America, Inc., a Delaware corporation, and AFI Licensing LLC, a Delaware limited liability company (collectively, “Debtors”), filed voluntary petitions for relief commencing cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on or about May 8, 2022 (the “Petition Date”), and are being jointly administered for procedural purposes as In re Armstrong Flooring, Inc., et. al., case number 22-10426 (collectively, the “Chapter 11 Case”);

C. Seller desires to sell to Buyer all of the Transferred Stock and Buyer desires to purchase from Seller the Transferred Stock in a sale authorized by the Bankruptcy Court pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code, in accordance with the other applicable provisions of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure and the local rules for the Bankruptcy Court, all on the terms and subject to the conditions set forth in this Agreement and subject to entry of the Sale Order; and

D. The execution and delivery of this Agreement and Seller’s ability to consummate the transactions set forth in this Agreement are subject to, among other things, the entry of the Sale Order under, inter alia, Sections 363 and 365 of the Bankruptcy Code, as further set forth herein. The Parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement:

“AAA” has the meaning set forth in Section 10.10(b).

“AAA Rules” has the meaning set forth in Section 10.10(b).

“Action” means any action, complaint, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding), hearing, inquiry, investigation or audit commenced, brought, conducted or heard by or before any Governmental Authority.

“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other Representatives of such Person.

“Additional Deposit Funds” has the meaning set forth in Section 2.3(a).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“AFI Credit Agreement” shall mean that certain Credit Agreement, dated as of December 31, 2018, as amended, restated, amended and restated, supplemented or otherwise modified, by and among Seller, as borrower, the guarantors named therein, the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders.

“AFI Hong Kong” means Armstrong Flooring Hong Kong Limited, a private company limited by shares incorporated in Hong Kong.

“AFI Term Loan Agreement” shall mean that certain Term Loan Agreement, dated as of June 23, 2020, as amended, restated, amended and restated, supplemented or otherwise modified, by and among Seller, as borrower, Armstrong Flooring Pty Ltd, as Australian borrower, the guarantors named therein, the lenders party thereto and Pathlight Capital LP, as administrative agent and collateral agent.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, of a material portion of the Transferred Stock or the Transferred Subsidiaries, in a transaction or series of transactions with one or more Persons other than Buyer.

“Ancillary Agreements” means, collectively, the agreements to be executed in connection with the transactions contemplated by this Agreement, including the IP Assignment Agreement and the Trademark License Consent.

“Antitrust Authority” has the meaning set forth in Section 6.4(a).

“Antitrust Law” means any competition, merger control and antitrust Law of any other applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition of any other country or jurisdiction, to the extent applicable to the transactions contemplated by this Agreement.

“Auction” has the meaning set forth in the Bidding Procedures.

“AWI” means Armstrong World Industries, Inc., a Pennsylvania corporation.

“Banker’s Fees” means the aggregate amount of fees and expenses payable to Seller’s financial advisor, Houlihan Lokey Capital, Inc., in connection with the transactions contemplated by this Agreement.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bidding Procedures” means the bidding procedures in the form attached to the Bidding Procedures Order, as they may be amended in accordance with the Bidding Procedures Order.

“Bidding Procedures Order” means the Order of the Bankruptcy Court governing the bidding procedures for the Auction.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of Delaware, the Commonwealth of Pennsylvania, the State of New York, Hong Kong or the People’s Republic of China.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Deposit Amount” has the meaning set forth in Section 2.3(a)(i).

“Buyer Non-Recourse Person” has meaning set forth in Section 10.20(a).

“Buyer Plan” has the meaning set forth in Section 6.3(b).

“Chairperson” has the meaning set forth in Section 10.10(b)(ii).

“Chapter 11” means chapter 11 of the Bankruptcy Code.

“Chapter 11 Case” has the meaning set forth in the Recitals.

“China Facility” means (a) that certain RMB 10 million line of credit extended by the Bank of China, Wujiang Branch to the borrower thereto, which expires on or about March 27, 2023, and (b) that certain RMB 60 million line of credit extended by Minsheng Bank, which will expire on or about August 31, 2022.

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliance Date” means May 1, 2020.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of May 7, 2022, entered into between Seller and Zhejiang GIANT Group CO., Ltd. the shareholder of Buyer, with respect to the transactions contemplated hereby.

“Contract” means any contract, agreement, insurance policy, lease, license, sublicense, sales order, purchase order, instrument, or other commitment, that is binding on any Person or any part of its assets or properties under applicable Law.

“Covered Territories” means collectively, the following geographical regions: the People’s Republic of China, India, Indonesia, Japan, Malaysia, Myanmar, Philippines, Thailand, Singapore, South Korea, Vietnam, Russia, Pakistan, Sri Lanka, Laos, Africa, and the geographical regions in the Middle East and Middle Asia, and a “Covered Territory” means any one of them.

“COVID-19 Measure” means any (i) required or recommended quarantines, travel restrictions, or social distancing, in each case, issued by a Governmental Authority, (ii) factory shutdowns or slowdowns, workplace or worksite shutdowns or slowdowns or work from home requirements or recommendations, or shipping, freight, rail or other shipment interruptions or slowdowns, in each case, related to or resulting from COVID-19, (iii) other measures initiated or occurring in response to COVID-19 and (iv) other events or conditions related to or resulting from COVID-19 and/or the response of any Governmental Authority thereto.

“Debtors” has the meaning set forth in the Recitals.

“Deposit Funds” has the meaning set forth in Section 2.3(a).

“Designated Buyer” has the meaning set forth in Section 2.5(a).

“Diamond 10 IP” means all Intellectual Property (other than Trademarks) owned by Seller and its Subsidiaries, or the Transferred Subsidiaries, if any, at Closing to the extent relating to the Diamond 10 technology and expressly including the Diamond 10 patents which are listed in Section 3.12(a) of the Disclosure Letter.

“DIP Credit Agreements” means, collectively, (a) that certain senior secured, super-priority debtor-in-possession credit agreement, dated as of May 17, 2022, by and among Seller, the other borrowers and guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent, as the same may be amended, restated, supplemented or refinanced from time to time in accordance with the DIP Order, and (b) that certain senior secured, super-priority debtor-in-possession term loan agreement, dated as of May 17, 2022, by and among Seller, the other borrowers and guarantors party thereto, the lenders party thereto, and Pathlight Capital LP, as administrative agent and collateral agent, as the same may be amended, restated, supplemented or refinanced from time to time in accordance with the DIP Order.

“DIP Order” means the final Order entered by the Bankruptcy Court approving or authorizing Seller’s entry into and performance under the DIP Credit Agreements.

“Disclosure Letter” means the disclosure letter being delivered to Buyer contemporaneously with the execution of this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Letter or in this Agreement, (a) the information and disclosures contained in any section of the Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Letter as though fully set forth in such other section for which the applicability of such information and disclosure is reasonably apparent on the face of such information or disclosure, (b) the disclosure of any matter in the Disclosure Letter shall not be construed as indicating that such matter is necessarily required to be disclosed in order for any representation or warranty to be true and correct, (c) the Disclosure Letter is qualified in its entirety by reference to this Agreement and is not intended to constitute, and shall not be construed as constituting, representations and warranties by any Party except to the extent expressly set forth herein, (d) the inclusion of any item in the Disclosure Letter shall be deemed neither an admission that such item is material to the business, financial condition or results of operations of Seller or any Transferred Subsidiary nor an admission of any liability to any third party, (e) matters reflected in the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected therein and any additional matters are set forth therein for informational purposes and (f) headings are inserted in the Disclosure Letter for convenience of reference only and shall not have the effect of amending or changing the express description of the sections as set forth in this Agreement.

“Disclosure Limitations” has the meaning set forth in Section 6.2(a).

“Dispute” has the meaning set forth in Section 10.10.

“dollars” or “$” has the meaning set forth in Section 10.14.

“Employee Benefit Plans” means each benefit and compensation plan, contract, policy, program, practice, arrangement or agreement, including pension, profit-sharing, savings, termination, executive compensation, phantom stock, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any Transferred Subsidiary is an owner, a beneficiary or both), employee loan, educational assistance, fringe benefit, deferred compensation, retirement or post-retirement, severance, equity or equity-based compensation, incentive and bonus plan, contract, policy, program, practice, arrangement or agreement and other employment, consulting or other individual agreement or arrangement, in each case, (a) that is sponsored or maintained or contributed to by any Transferred Subsidiary in respect of any current or former employees, directors, independent contractors, consultants or leased employees of any Transferred Subsidiary or (b) with respect to which any Transferred Subsidiary has any actual or contingent Liability (including any such plan or arrangement formerly maintained by any Transferred Subsidiary).

“Encumbrance” means any charge, claim, mortgage, lien, encumbrance, option, pledge, hypothecation, security interest or similar interest, preemptive right, right of first refusal, conditional sale or title retention agreements or other similar restriction.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Claim” means any action, cause of action, claim, suit, proceeding, investigation, Order, demand or notice by any Person alleging Liability (including Liability for investigatory costs, governmental response costs, remediation or clean-up costs, natural resources damages, property damages, personal injuries, attorneys’ fees, fines or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to any Hazardous Materials; (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; or (c) any other matters for which liability is imposed under Environmental Laws.

“Environmental Law” means any Law relating to pollution, the protection of, restoration or remediation of the environment or natural resources, or the protection of human health and safety (regarding exposure to Hazardous Materials), including Laws relating to: (a) the exposure to, or Releases or threatened Releases of, Hazardous Materials; (b) the generation, manufacture, processing, distribution, use, transport, treatment, containment, storage, disposal, or handling of Hazardous Materials; or (c) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Permit” means any Permit required under or issued pursuant to any Environmental Law.

“Escrow Agent” has the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).

“Execution Date” has the meaning set forth in the Preamble.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.5(a) and the first sentence of Section 3.5(b).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Authority” means any United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency, court, tribunal or commission or any other judicial or arbitral body, including the Bankruptcy Court.

“Hazardous Materials” means any material, substance, chemical, or waste (or combination thereof) that (a) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, hazardous or toxic waste, or protection of the environment; or (b) forms the basis of any Liability under any Law relating to pollution, hazardous or toxic waste, or protection of the environment.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnification Arrangements” means any agreement or arrangement to which any Transferred Subsidiary is a party and pursuant to which any present or former director or officer of any Transferred Subsidiary or any agent, Affiliate or Representative of any Transferred Subsidiary receives indemnification from a Transferred Subsidiary, including pursuant to a separate Contract (other than insurance policies) but excluding such Transferred Subsidiary’s Organizational Documents.

“Initial Deposit Funds” has the meaning set forth in Section 2.3(a).

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign rights in (a) trade names, trademarks and service marks, business names, corporate names, domain names, trade dress, logos, slogans, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (b) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”); (c) copyrights and copyrightable subject matter (whether registered or unregistered) (“Copyrights”); (d) computer programs (whether in source code, object code, or other form), firmware, software, models, algorithms, methodologies, databases, compilations, data, all technology supporting the foregoing, and all documentation, including user manuals and training materials, programmers’ annotations, notes, and other work product used to design, plan, organize, maintain, support or develop, or related to any of the foregoing; (e) confidential or proprietary information, trade secrets and know-how, and all other inventions, proprietary processes, formulae, models, and methodologies; (f) rights of publicity, privacy rights, and rights to personal information; (g) all applications and registrations for any of the foregoing; and (h) all rights and remedies (including the right to sue for and recover damages) against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.

“IP Assignment Agreement” has the meaning set forth in Section 2.4(b)(i).

“IRD” has the meaning set forth in Section 7.1.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to Seller means (a) the actual (but not constructive or imputed) knowledge of Michel Vermette, Amy Peacock Trojanowski, Matt McColgan, Chris Chen and Jenny Xu as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and (b) knowledge that would have been acquired by such individuals had they made reasonable inquiries.

“Law” means any and all federal, state, local and foreign laws, statutes, ordinances, rules, regulations, policies, orders, judgments and decrees, in each case, enacted, adopted or promulgated by a Governmental Authority.

“Leakage” means any of the following actions by any Transferred Subsidiary that does not fall within the definition of Permitted Leakage: (a) sell, transfer, lease, sublease or otherwise dispose of any material assets of any Transferred Subsidiary, other than in the Ordinary Course of Business and on arm’s length terms; (b) make any payment of any sum to, or for the benefit of, any Seller Related Party, other than in the Ordinary Course of Business and on arm’s length terms; (c) declare, set aside or pay any dividend or other distribution (whether in cash or property or any combination thereof) in respect of any securities of any Transferred Subsidiary; (d) issue, sell, grant, pledge, dispose of or transfer any equity interests in any Transferred Subsidiary; (e) enter into any guarantee or indemnity or the creation of any Encumbrance by any Transferred Subsidiary for the benefit of any Seller Related Party, other than in the Ordinary Course of Business and on arm’s length terms; (f) forgive, release or waive any debt or claim outstanding against any Seller Related Party, other than in the Ordinary Course of Business or as expressly permitted under this Agreement; (g) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, any Transferred Subsidiary or any securities of any Transferred Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, any Transferred Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than any transfers among Transferred Subsidiaries; (h) transfer of any assets, rights or other benefits by any Transferred Subsidiary to or for the benefit of any Seller Related Party, other than in the Ordinary Course of Business and on arm’s length terms; and (i) agree or commit to any of the foregoing.

“Lease” means any lease, sublease, license, or other use or occupancy agreement with respect to real property to which any Transferred Subsidiary is a party as lessee, sublessee, tenant, subtenant or in a similar capacity.

“Leased Real Property” means any real property used primarily by a Transferred Subsidiary that is leased, subleased, licensed or otherwise occupied by any Transferred Subsidiary pursuant to a Lease.

“Legal Restraint” has the meaning set forth in Section 8.1(a).

“Liability” means any debt, loss, claim, damage, demand, fine, judgment, penalty, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Locked Box Accounts” means: (a) the unaudited consolidated financial statements of Armstrong (China) Investment Co., Ltd. for the twelve (12) months period ended on Locked Box Accounts Date (which includes the consolidated statement of financial position, consolidated income and cash flow statement and consolidated balance sheet) and (b) the unaudited non-consolidated financial statements of each of AFI Hong Kong, Armstrong Flooring (Shanghai) Co., Ltd. and Armstrong Flooring Singapore Pte. Ltd, in each case, for the twelve (12) months period ended on the Locked Box Accounts Date (which includes the non-consolidated statement of financial position, non-consolidated income and cash flow statement and non-consolidated balance sheet for each of the entities described in this paragraph (b)).

“Locked Box Accounts Date” means December 31, 2021.

“Material Adverse Effect” means any event, change, condition, occurrence or effect that individually or in the aggregate (a) has had, or would reasonably be expected to have, a material adverse effect on the business of the Transferred Subsidiaries or the condition (financial or otherwise), assets, liabilities, or operations of the Transferred Subsidiaries, taken as a whole, or (b) prevents or materially impedes, or would reasonably be expected to prevent or materially impede, the performance by Seller of its obligations under this Agreement, other than, in each case of the preceding clauses (a) and (b), any event, change, condition, occurrence or effect to the extent arising out of, attributable to or resulting from, alone or in combination, (i) general changes or developments in the industry or geographical areas in which the Transferred Subsidiaries operate, (ii) changes in general domestic or foreign economic, social, political, financial market or geopolitical conditions (including the existence, occurrence, escalation, outbreak or worsening of any hostilities, war, police action, acts of terrorism or military conflicts, whether or not pursuant to the declaration of an emergency or war), (iii) the occurrence of any act of God or other calamity or force majeure event (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, natural disaster, earthquake, fire, flood, hurricane, tornado or other weather event, or the onset or continuation of any global or national health concern, epidemic, pandemic (whether or not declared as such by any Governmental Authority), viral outbreak (including “Coronavirus” or “COVID-19” or any variant thereof) or any quarantine, lockdown, travel restriction, business restriction or trade restriction related thereto, (iv) changes in any applicable Laws or GAAP or interpretations thereof, (v) the execution, existence, performance, announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, (vi) the announcement or pendency of the Chapter 11 Case (and any limitations therein pursuant to the Bankruptcy Code, any Order of the Bankruptcy Court, or the DIP Credit Agreements (or limitations of funding thereunder)) or any objections in the Bankruptcy Court to (1) this Agreement or any of the transactions contemplated hereby, (2) the reorganization of Debtors and any related plan of reorganization or disclosure statement, (3) the Sale Motion or (4) any action approved by the Bankruptcy Court, (vii) any action taken by Seller or any Transferred Subsidiary at the request of Buyer or that is required by this Agreement, (viii) the identity of Buyer or any of its Affiliates, (ix) any failure to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics (but, for the avoidance or doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), (x) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated by this Agreement, (xi) any breach by Buyer of its obligations under this Agreement, or (xii) any change in the cost or availability or other terms of any financing; provided, however, that changes or developments set forth in clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there has been or is a Material Adverse Effect if such changes or developments have a disproportionate impact on the business of the Transferred Subsidiaries, taken as a whole, relative to the other participants in the industries and markets in which the Transferred Subsidiaries operate.

“Material Contract” has the meaning set forth in Section 3.15(a).

“New York Court” has the meaning set forth in Section 10.10(b)(vi).

“Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

“Ordinary Course of Business” means the operation of the business of the Transferred Subsidiaries in the ordinary and usual course consistent with past practice and custom of the Transferred Subsidiaries, as such practice and custom is, or may have been, modified as a result of the Chapter 11 Case, in each case subject to (a) the filing of the Chapter 11 Case, (b) any Orders of the Bankruptcy Court, and (c) the conduct of the process as contemplated by the bidding procedures approved by the Bankruptcy Court.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation, its bylaws, and any shareholder or stockholder agreement, (ii) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (iii) with respect to any general partnership, any statement of partnership and its partnership agreement, (iv) with respect to any limited liability company, its certificate of formation or articles of organization and its operating agreement, (v) with respect to any other form of entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and any agreement amongst its members, (vi) any documents equivalent to any of the foregoing applicable to non-U.S. jurisdictions, and (vii) any amendments, side letters, modifications, or other arrangements with respect to any of the foregoing.

“Owned Real Property” means any real property owned by any Transferred Subsidiary including all of such Transferred Subsidiary’s right, title and interest in and to any improvements, fixtures and structures thereon and appurtenances thereto.

“Party” or “Parties” means, individually or collectively, Buyer and Seller.

“Permits” has the meaning set forth in Section 3.7(b).

“Permitted Encumbrance” means (a) Encumbrances for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’, suppliers’, vendors’ and other similar common law or statutory Encumbrances arising or incurred in the Ordinary Course of Business, (c) pledges, deposits or other liens securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (d) with respect to any Leased Real Property, any Encumbrance primarily affecting the interest of the landlord, sublandlord or licensor of such real property, (e) with respect to any Real Property, covenants, conditions, restrictions, easements, licenses, rights-of-way and other similar charges or encumbrances or defects or imperfections of title of any kind (i) that do not, individually or in the aggregate, materially interfere with the present use or materially impair the value of the Real Property subject to such encumbrances or (ii) that would be revealed by an investigation of title to the extent and nature that a prudent buyer of property in the jurisdiction in which the applicable Real Property is located would carry out, (f) any licenses to Intellectual Property, (g) public roads, highways, zoning codes, building codes, entitlements, conservation restrictions or other land use or environmental Laws regulating the use or occupancy of the Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over the Real Property, (h) Encumbrances arising under purchase money security interests, equipment leases or other similar arrangements entered into in the Ordinary Course of Business, (i) any Encumbrances arising under the China Facility, and (j) any Encumbrances permitted by or that will be removed or released by operation of the Sale Order.

“Permitted Leakage” means any of the following: (a) any payments made by any Transferred Subsidiary which have been specifically provided for in the Locked Box Accounts or disclosed in the VDR; and (b) any payments made in respect of salaries, directors’ fees, pension contributions, expenses or bonuses made to, or in respect of services provided by, employees, directors, officers or consultants of any Transferred Subsidiary which are made by any Transferred Subsidiary in the Ordinary Course of Business and in accordance with the terms of the related employment or service contract or otherwise in the Ordinary Course of Business.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Petition Date” has the meaning set forth in the Recitals.

“Proceeding” means any charge, investigation, audit, complaint, action, suit, arbitration or proceeding by or before any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.2.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered IP” has the meaning set forth in Section 3.12(a).

“Relative” means, with respect to an individual, any spouse, parent, child or sibling of such individual.

“Release” means any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the migration of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Remaining Deposit Amount” has the meaning set forth in Section 2.3(a)(i).

“Representatives” means, with respect to any Person, the officers, managers, directors, principals, employees, agents, auditors, Advisors, bankers and other representatives of such Person.

“Requisite Filings” has the meaning set forth in Section 8.1(d).

“SAFE Approval” has the meaning set forth in Section 2.4(a).

“Sale Motion” means the motion filed with the Bankruptcy Court seeking entry of the Bidding Procedures Order and the Sale Order.

“Sale Order” means an Order of the Bankruptcy Court approving this Agreement and the transactions contemplated hereby, the form of which Order is attached hereto as Exhibit A, with such changes that are in form and substance reasonably acceptable to Buyer and Seller.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.7.

“Seller” has the meaning set forth in the Preamble.

“Seller Non-Recourse Person” has meaning set forth in Section 10.20(b).

“Seller Related Parties” means collectively, (a) Seller, (b) Seller’s Affiliates (other than the Transferred Subsidiaries), (c) the directors and officers of Seller or its Affiliates and (d) Affiliates and Relatives of the Persons described in paragraph (c) of this definition, and a “Seller Related Party” means any one of them.

“Seller SEC Documents” means all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Seller with the SEC since January 1, 2021 (together with any documents filed with the SEC during such period by Seller on a voluntary basis on a Current Report on Form 8-K, including any amendments or supplements to such documents).

“Subsidiary” of any Person means any entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors or similar governing body of such entity or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or has the power to direct the policies, management or affairs.

“Tax Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority relating to Taxes.

“Tax Return” means any return, document, declaration, report, claim for refund, statement, information statement or other information or filing relating to Taxes, including any schedule or attachment thereto or amendment thereof, that is filed with or supplied to, or required to be filed with or supplied to, any Governmental Authority.

“Taxes” means any and all U.S. federal, state and local, foreign, and other taxes, charges, fees, duties, levies, tariffs, imposts, tolls, customs or other assessments imposed by any Governmental Authority, including net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, branch profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, fringe, fringe benefits, excise, estimated, severance, stamp, occupation, premium, property, windfall profits or other taxes, together with any interest, penalties, additions to tax, or other additional amounts imposed with respect thereto.

“Trademark License Agreement” means that certain Trademark License Agreement, dated as of April 1, 2016, by and among AWI, Seller and AWI Licensing LLC, as amended.

“Trademark License Consent” means the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B, under which AWI and AWI Licensing LLC (collectively, the “AWI Licensors”) agree to the partial assignment of the Trademark License Agreement from Seller to Buyer, which provides Buyer with reasonable access to the Trademarks licensed under the Trademark License Agreement necessary to the activities of the Transferred Subsidiaries in the Ordinary Course of Business for the Covered Territories.

“Transfer Taxes” has the meaning set forth in Section 7.1.

“Transferred Employees” means all of the employees of the Transferred Subsidiaries on the Closing Date.

“Transferred Stock” has the meaning set forth in the Recitals.

“Transferred Subsidiaries” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“VDR” means the virtual data site entitled “Project Apollo” maintained by Datasite as of 12:01 PM Hong Kong time on June 27, 2022.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale. Pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, upon the terms and subject to the conditions of this Agreement and subject to approval of the Bankruptcy Court, at the Closing, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer, and Buyer shall purchase, all right, title and interest of Seller, in, to or under the Transferred Stock free and clear of any and all Encumbrances (other than any transfer restrictions created under applicable securities Laws).

Section 2.2 Consideration. The aggregate consideration for the purchase, sale, assignment and conveyance of the Transferred Stock from Seller to Buyer (the “Purchase Price”) shall consist of the payment by Buyer and/or one or more Designated Buyers, by wire transfer of immediately available funds to one or more accounts designated in writing by Seller in accordance with Section 2.4(c)(iii) in an aggregate amount equal to fifty-nine million dollars ($59,000,000).

Section 2.3 Deposit Funds.

(a) As of the date hereof, Buyer has deposited, or caused to be deposited, into escrow with an escrow agent reasonably acceptable to Seller (the “Escrow Agent”) an aggregate amount equal to three million, seven hundred fifty thousand dollars ($3,750,000) (such amount, together with all interest and other earnings accrued thereon, the “Initial Deposit Funds”), and Buyer shall use commercially reasonable efforts to deposit, or cause to be deposited, as soon as practicable, an amount equal to six hundred seventy-five thousand dollars ($675,000) (such amount, together with all interest and other earnings accrued thereon, the “Additional Deposit Funds” and such amount, if deposited, together with the Initial Deposit Funds, the “Deposit Funds”)), by wire transfer of immediately available funds pursuant to the escrow terms approved by the Bankruptcy Court. The Deposit Funds shall be released by the Escrow Agent and delivered to either (x) Buyer and another Person designated by Buyer or (y) Seller, as follows:

(i) if the Closing shall occur, (1) the Deposit Funds and all interest and other earnings accrued on the Deposit Funds minus the Remaining Deposit Amount (collectively, the “Buyer Deposit Amount”) shall be applied towards the Purchase Price payable by Buyer pursuant to Section 2.2 and (2) seven hundred fifty thousand dollars ($750,000) of the Deposit Funds (the “Remaining Deposit Amount”) shall be delivered to another Person designated by Buyer as soon as reasonably practicable after the Closing but in no event later than five (5) Business Days after the Closing;

(ii) if this Agreement is terminated by Seller pursuant to Section 9.1(d)(i), the Deposit Funds shall be delivered to Seller; or

(iii) if this Agreement is terminated other than in a manner provided by Section 9.1(d)(i), the Buyer Deposit Amount shall be delivered to Buyer and the Remaining Deposit Amount shall be delivered to another Person designated by Buyer, in each case, as soon as reasonably practicable after such termination but in no event later than five (5) Business Days after such termination.

(b) The Parties acknowledge that the agreements contained in this Section 2.3 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where Seller is entitled to the Deposit Funds are uncertain and incapable of accurate calculation and that the delivery of the Deposit Funds is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate Seller in the circumstances where Seller is entitled to the Deposit Funds for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, Seller would not enter into this Agreement. If Buyer fails to take any action necessary to cause the delivery of the Deposit Funds to Seller pursuant to the terms of this Agreement under circumstances where Seller is entitled to the Deposit Funds and, in order to obtain such Deposit Funds, Seller commences a suit which results in a judgment in favor of Seller, Buyer shall pay to Seller an amount in cash equal to the costs and expenses (including attorney’s fees) incurred by Seller in connection with such suit.

Section 2.4 Closing.

(a) The purchase, sale, assignment and conveyance of the Transferred Stock contemplated by this Agreement shall take place at a closing (the “Closing”) to be held by telephone conference and electronic exchange of documents (or, if the Parties agree to hold a physical closing, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at One Manhattan West, New York, NY 10001) at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other time or on such other date as Seller and Buyer mutually may agree in writing; provided, however, that the Closing shall not take place before the earlier of (i) the tenth (10th) Business Day following the date hereof and (ii) the third (3rd) Business Day following receipt of approval by Buyer for the payment of the Purchase Price hereunder from the corresponding provincial authority of the State Administration of Foreign Exchange of the People’s Republic of China (which approval Buyer shall use its reasonable best efforts to obtain as soon as practicable after the date hereof) (the “SAFE Approval”). The day on which the Closing takes place is referred to as the “Closing Date.”

(b) At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer:

(i) an intellectual property assignment agreement, in form and substance reasonably satisfactory to the Parties, assigning the Intellectual Property owned by Seller and its Subsidiaries and primarily used by the Transferred Subsidiaries in the Ordinary Course of Business (the “IP Assignment Agreement”), duly executed by Seller;

(ii) a copy of the Sale Order;

(iii) certificates evidencing the Transferred Stock, duly endorsed in blank (or with stock powers in form and substance reasonably satisfactory to Buyer, acting in good faith, duly executed by Seller), and instruments of transfer for the Transferred Stock duly executed by Seller (and, in relation to the shares of AFI Hong Kong, the sold notes duly executed by Seller) reasonable and customary for Hong Kong, in each case free and clear of all Encumbrances (except for any transfer restrictions created under applicable securities Laws), and Seller shall deliver the original copies of the documents described in this Section 2.4(b)(iii) to the Hong Kong offices of Sidley Austin LLP, legal counsel to Buyer, as soon as reasonably practicable after the Closing (and in any event, within ten (10) days after the Closing);

(iv) an Internal Revenue Service Form W-9, duly executed by Seller;

(v) a duly executed certificate of a duly authorized officer of Seller certifying the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b);

(vi) the Trademark License Consent, duly executed by Seller; and

(vii) such other documents as Buyer may reasonably request that are not inconsistent with the terms of this Agreement and reasonably necessary to effectuate or consummate the transactions contemplated by this Agreement (without expanding or supplementing any of the representations and warranties hereunder or Buyer’s remedies with respect thereto).

(c) At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller:

(i) instruments of assignment of the Transferred Stock, duly executed by Buyer, as may be necessary to transfer to Buyer ownership of the Transferred Stock, free and clear of any and all Encumbrances;

(ii) the IP Assignment Agreement, duly executed by Buyer;

(iii) the Purchase Price (minus the Buyer Deposit Amount) in cash by wire transfer of immediately available funds to an account or accounts designated by Seller;

(iv) the Trademark License Consent, duly executed by Buyer; and

(v) a duly executed certificate of an executive officer of Buyer certifying the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b).

Section 2.5 Designated Buyer(s).

(a) In connection with the Closing, without limitation by the terms of Section 10.12, Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.5, one (1) or more Affiliates to purchase the Transferred Stock on and after the Closing Date (any such Affiliate of Buyer that shall be properly designated by Buyer in accordance with this Section 2.5, a “Designated Buyer”); provided that no such designation would impede or materially delay the Closing or affect the timely receipt of any regulatory approval; provided, further, that no such designation shall be permitted if any Taxes required to be withheld under applicable Law from any amounts otherwise payable hereunder would be higher than the amount of Taxes that would be required to be withheld absent such designation. At and after the Closing, Buyer shall, or shall cause its Designated Buyer(s) to, honor Buyer’s obligations at the Closing. After the Closing, any reference to Buyer made in this Agreement in respect of any purchase or assumption referred to in this Agreement shall include reference to the appropriate Designated Buyer(s), if any.

(b) Without limitation of Section 6.4, the designation of a Designated Buyer in accordance with Section 2.5(a) shall be made by Buyer by way of a written notice to be delivered to Seller as soon as reasonably practicable following the date of this Agreement but in no event later than two (2) Business Days prior to Closing, which written notice shall (i) contain appropriate information about the Designated Buyer(s), (ii) indicate which Transferred Subsidiaries Buyer intends such Designated Buyer(s) to purchase and/or assume, as applicable, hereunder and (iii) include a signed counterpart to this Agreement pursuant to which the Designated Buyer(s) agree to be bound by the terms of this Agreement as it relates to such Designated Buyer(s) and which authorizes Buyer to act as such Designated Buyer(s)’ agent for all purposes hereunder. Notwithstanding the foregoing, and for the avoidance of doubt, any designation pursuant to Section 2.5(a) shall not relieve Buyer of any of its obligations under this Agreement (or otherwise) and Buyer shall remain primarily liable therefor.

Section 2.6 Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer shall be entitled to deduct and withhold from any amount (or portion thereof) payable under this Agreement such Taxes as are required to be deducted and withheld from such amount under the Code or any other applicable provision of U.S. or foreign Tax Law. To the extent that Buyer intends to withhold any such amounts from the Purchase Price, it shall notify Seller of such intention as soon as reasonably possible after the date hereof and shall provide Seller with an opportunity to provide forms or evidence that would exempt or reduce such amounts from withholding and shall otherwise cooperate in good faith with Seller and use commercially reasonable efforts to minimize or eliminate any such deductions or withholdings. To the extent that any amounts are so deducted and withheld and paid to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLER

Except (i) as set forth in the Seller SEC Documents furnished or filed and publicly available after January 1, 2021 and prior to the date of this Agreement or (ii) as set forth in the Disclosure Letter attached hereto, Seller represents and warrants to Buyer as follows:

Section 3.1 Organization. Each Transferred Subsidiary and Seller (a) is an entity duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as applicable, (b) has all requisite power and authority to own and operate its properties and to carry on its businesses as now conducted, subject to the provisions of the Bankruptcy Code, and (c) is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authority. Subject to required Bankruptcy Court approvals, (a) Seller has the corporate (or equivalent) power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, (b) the execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate (or equivalent) action and (c) this Agreement has been, and upon its execution each of the Ancillary Agreements to which Seller will be a party will have been, duly executed and delivered by Seller and, assuming due execution and delivery by each of the other parties thereto, this Agreement constitutes, and upon its execution each of the Ancillary Agreements to which Seller will be a party will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 3.3 No Conflict; Required Filings and Consents.

(a) Except as set forth on Section 3.3(a) of the Disclosure Letter and assuming that (w) requisite Bankruptcy Court approvals are obtained, (x) the notices, authorizations, approvals, Orders, permits or consents set forth on Section 3.3(b) of the Disclosure Letter are made, given or obtained (as applicable), (y) the requirements of any Antitrust Laws are complied with, and (z) any filings required by any applicable federal or state securities or “blue sky” Laws are made, the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, do not: (i) violate the Organizational Documents of Seller or the Transferred Subsidiaries; (ii) in any material respect conflict with or violate any Law applicable to Seller or the Transferred Subsidiaries or by which any property or asset of the Transferred Subsidiaries is bound; or (iii) result in any material breach of, constitute a material default (or an event that, with notice or lapse of time or both, would become a material default) under, create in any party thereto the right to terminate or cancel, or require any consent under, or result in the creation or imposition of any material Encumbrance (other than a Permitted Encumbrance) on any Contract to which any Transferred Subsidiary is party except for any such violations, breaches, defaults or other occurrences that are not material to the business of the Transferred Subsidiaries taken as a whole.

(b) Except as set forth on Section 3.3(b) of the Disclosure Letter, none of Seller nor any Transferred Subsidiary is required to file, seek or obtain any notice, authorization, approval, Order, permit, or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby, except (i) requisite Bankruptcy Court approvals, (ii) any filings required to be made under any Antitrust Laws, (iii) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not material to the business of the Transferred Subsidiaries taken as a whole, or (v) as may be necessary as a result of any facts or circumstances relating to Buyer or any of its Affiliates.

Section 3.4 Transferred Stock. Subject to requisite Bankruptcy Court approvals and except as a result of the commencement of the Chapter 11 Cases, this Agreement and the instruments and documents to be delivered by Seller to Buyer at the Closing shall be adequate and sufficient to transfer Seller’s entire right, title and interest in and to the Transferred Stock.

Section 3.5 Transferred Subsidiaries.

(a) To the extent such legal concepts exist in the applicable jurisdiction, each Transferred Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

(b) All of the outstanding shares of capital stock of (or comparable interest in) each Transferred Subsidiary (i) are owned directly or indirectly by Seller, (ii) are free and clear of any Encumbrance (other than any transfer restrictions created by applicable securities Law) and (iii) have been validly issued and are fully paid and, as applicable, non-assessable. Section 3.5(b) of the Disclosure Letter lists all of the Transferred Subsidiaries and the outstanding shares of capital stock or voting securities of, or other equity securities therein and, in each case, the owner(s) thereof. There are no accumulated but unpaid dividends or distributions with respect to any of the Transferred Stock. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Transferred Stock (other than this Agreement) obligating Seller or any Transferred Subsidiary to issue or sell any shares of capital stock of, or any other comparable interest in, a Transferred Subsidiary (other than this Agreement). No Transferred Subsidiary owns, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person (other than a Transferred Subsidiary). There are no voting trusts or other agreements or understandings with respect to the equity interests of the Transferred Subsidiaries.

(c) No insolvency proceeding of any character, including bankruptcy, receivership, reorganization, composition, administration or arrangement with creditors, voluntary or involuntary, of any Transferred Subsidiary or directly with respect to any of their assets or properties, is pending or, to the Knowledge of Seller, threatened. None of Seller nor any Transferred Subsidiary has taken any action in preparation for the institution of any such insolvency proceedings, and the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby, do not, and will not, result in or give rise to any rights or claims with respect to any such insolvency proceeding.

(d) A copy of each Organizational Document or Indemnification Arrangement has been provided to Buyer prior to the date of this Agreement. No Organizational Document or Indemnification Arrangement of any Transferred Subsidiary has been amended, modified, terminated or otherwise revised in any respect, no new Organizational Documents have been adopted and no new Indemnification Arrangements have been entered into, in all cases since January 1, 2021. The Transferred Subsidiaries are not party to any Indemnification Arrangement.

Section 3.6 Absence of Certain Changes or Events. Since January 1, 2022, through the date of this Agreement, there has not been any event, change, condition, occurrence or effect that, individually or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect. Except for (i) any actions taken in response to COVID-19 Measures, (ii) discussions, negotiations and activities related to this Agreement or other potential strategic transactions, (iii) the solicitation of, discussions and negotiations with, presentations and provision of other diligence to and similar engagement with other potential bidders for the negotiation and execution of this Agreement, (iv) the preparation and commencement of the Chapter 11 Case and Seller’s debtor-in-possession financing in the Chapter 11 Case, or (v) as set forth on Section 3.6 of the Disclosure Letter or as expressly contemplated by this Agreement, from April 30, 2022, until the date hereof, none of Seller nor any Transferred Subsidiary has taken any action or failed to take any action, as applicable, that would be prohibited by Section 6.1(b)(i), Section 6.1(b)(iii), Section 6.1(b)(vii), Section 6.1(b)(ix), Section 6.1(b)(x), Section 6.1(b)(xi), or Section 6.1(b)(xii), if taken, failed to be taken or proposed to be taken, except for the execution and delivery of this Agreement.

Section 3.7 Compliance with Law; Permits.

(a) As of the date hereof, (i) the Transferred Subsidiaries are in material compliance with all applicable Laws relating to their operation in the Ordinary Course of Business and (ii) there are no pending or, to the Knowledge of Seller, threatened, claims from any Governmental Authority relating to any non-compliance of the Transferred Subsidiaries, except, in each case of (i) and (ii), that has not had, or would be reasonably expected to have, a Material Adverse Effect.

(b) The Transferred Subsidiaries are in possession of all material permits (including work permits and visas), licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority (the “Permits”) necessary for them to own, lease and operate their assets and properties, to employ or engage officers, workers and employees who are not citizens of the country where they are carrying out their duties or performing their services in the Ordinary Course of Business. All material Permits held by the Transferred Subsidiaries: (i) are valid and in full force and effect and no Transferred Subsidiary is in default under, or in violation of, any such Permit, except for such defaults or violations which would not reasonably be expected, individually or in the aggregate, to materially restrict or interfere with Buyer’s ability to operate in the Ordinary Course of Business and no suspension or cancellation of any such Permit is pending (other than pursuant to its terms) or, to Seller’s Knowledge, threatened and (ii) subject to entry of the Sale Order, each such Permit may be transferred or reissued to Buyer in accordance with this Agreement and without the approval of any Person (other than the Bankruptcy Court).

Section 3.8 Litigation. Except for the Chapter 11 Case, and any Order entered in the Chapter 11 Case, as of the date hereof, there is no Action by or against Seller or any Transferred Subsidiary pending, or to the Knowledge of Seller, threatened other than any Action pursuant to which no injunctive or equitable relief is sought and where the monetary damages are covered by insurance or would not reasonably be expected to have a Material Adverse Effect.

Section 3.9 Employee Benefit Plans.

(a) (i) Each Employee Benefit Plan has been operated and administered in all material respects in accordance with applicable Law, with the express and implied terms of the Employee Benefit Plan concerned to the extent compatible with applicable Law and with administrative or governmental rules and regulations, and with all other agreements or instruments applicable to any Employee Benefit Plan, and (ii) there are no pending or threatened actions, suits or claims by, on behalf of or against any Employee Benefit Plan or any administrator or fiduciary thereof (other than routine claims for benefits) that would reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not, alone or in combination with any other event, (i) entitle any Transferred Employee to severance pay, unemployment compensation or any other compensation (other than from a Governmental Authority), (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any Transferred Employee, (iii) cause any individual to accrue or receive additional benefits, service or accelerated rights to payment of benefits under any Employee Benefit Plan or employment agreement or (iv) directly or indirectly cause Seller or any Affiliate of Seller to transfer or set aside any assets to fund or otherwise provide for benefits for any individual.

(c) All contributions and premiums required by Law or by the terms of any Employee Benefit Plan have been timely made to any funds or trusts established thereunder or in connection therewith in all material respects.

Section 3.10 Labor and Employment Matters.

(a) Except as set forth on Section 3.10 of the Disclosure Letter, no Transferred Subsidiary is a party to or bound by a collective bargaining agreement.

(b) As of the date hereof, solely with respect to the Transferred Employees, (i) there is no unfair labor practice charge or complaint pending or, to Seller’s Knowledge, threatened against the Transferred Subsidiaries before any Governmental Authority, (ii) no labor union, labor organization, works council or group of Transferred Employees has made a pending demand in writing for recognition or certification as the bargaining agent of the Transferred Employees, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Seller, threatened to be brought or filed with any Governmental Authority, (iii) to the Knowledge of Seller, there are no pending or threatened union organizing or certification activities and (iv) there are no pending or, to Seller’s Knowledge, threatened strikes, work stoppages, lockouts, slowdowns or other labor disputes, that, in each case of (i) through (iv), have had, or would be reasonably expected to have, a Material Adverse Effect.

(c) Solely with respect to the Transferred Employees, Seller and each Transferred Subsidiary is in compliance with all applicable Laws respecting labor, labor relations, employment and employment practices pertaining to the Transferred Employees, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.11 Real Property.

(a) Each Transferred Subsidiary, as applicable, has good and valid fee simple title (or its jurisdictional equivalent) to the Owned Real Property it owns that is, subject to the entry of the Sale Order, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Each Transferred Subsidiary party thereto has a valid leasehold, subleasehold or other similar interest in all Leased Real Property, that is, subject to the entry to the Sale Order, free and clear of all Encumbrances, other than Permitted Encumbrances. Seller has made available to Buyer true, correct and complete copies of each Lease for Leased Real Property.

(c) Except as set forth on Section 3.11(c) of the Disclosure Letter, none of Seller nor any Transferred Subsidiary is a party to or obligated under any option, right of first refusal or other contractual right to sell, dispose of or lease any of the Real Property or any portion thereof or interest therein to any Person other than Buyer.

Section 3.12 Intellectual Property.

(a) A true, correct and complete (in all material respects) list of all (i) issued Patents and pending Patent applications, (ii) registered Trademarks and applications to register any Trademarks, (iii) registered Copyrights and applications for registration of Copyrights, and (iv) domain name registrations, in each case, owned by Seller and its Subsidiaries and primarily used by the Transferred Subsidiaries in the Ordinary Course of Business (the “Registered IP”) is set forth on Section 3.12(a) of the Disclosure Letter. Seller or its Subsidiaries, as applicable, are the sole and exclusive beneficial and record owners of all Registered IP, and all material items of such Registered IP are subsisting and, to the Knowledge of Seller, valid and enforceable.

(b) The use, practice or exploitation of the Registered IP and other Intellectual Property as currently used, practiced or exploited by the Transferred Subsidiaries in the Ordinary Course of Business does not infringe, misappropriate or otherwise violate (and, since January 1, 2021 has not infringed, misappropriated or otherwise violated) any Person’s Intellectual Property rights, and since January 1, 2021 there has been no such Action asserted or, to the Knowledge of Seller, threatened against Seller or any Transferred Subsidiary, in each case as have had, or would be reasonably expected to have, a Material Adverse Effect.

(c) The rights in the Registered IP, together with the rights in Intellectual Property licensed to Buyer pursuant to this Agreement, constitute all material rights in Intellectual Property owned by the Transferred Subsidiaries and used in and necessary for the Transferred Subsidiaries in the Ordinary Course of Business.

(d) To the Knowledge of Seller, no Person is infringing, misappropriating or otherwise violating in any material respect any Intellectual Property owned by or exclusively licensed to the Transferred Subsidiaries, and since January 1, 2021, no such Actions have been asserted or threatened against any Person by any Transferred Subsidiary or, to the Knowledge of Seller, any other Person.

(e) Seller has taken commercially reasonable steps to safeguard and maintain the confidentiality of all trade secrets and other material confidential or proprietary information primarily used by the Transferred Subsidiaries.

(f) Seller has provided a true, correct and complete copy of the Trademark License Agreement to Buyer. Seller has also provided to Buyer a true, correct and complete (in all material respects) list, as of the date of this Agreement, of all registrations of and applications for Intellectual Property owned by any of the Transferred Subsidiaries (including the jurisdiction of such registration) and all material Intellectual Property, if any, that is licensed (and if such Intellectual Property is registered, the jurisdiction of such registration) to any Transferred Subsidiary.

Section 3.13 Tax Matters.

(a) All material Tax Returns required to be filed by or with respect to the Transferred Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. Subject to any obligation of Seller under the Bankruptcy Code, all material Taxes due and payable by or with respect to the Transferred Subsidiaries (whether or not shown as due on any Tax Return) have been paid.

(b) There is no action, suit, claim, deficiency, assessment, or audit pending, proposed in writing, or, to Seller’s Knowledge, threatened in writing with respect to material Taxes of or relating to the Transferred Subsidiaries.

(c) There are no Encumbrances for Taxes upon any of the assets of the Transferred Subsidiaries other than Permitted Encumbrances.

(d) None of the Transferred Subsidiaries is a party to any Tax allocation, indemnity, sharing or similar agreement or arrangement, other than any such agreement entered into in the Ordinary Course of Business the principal purpose of which is not to address Taxes.

(e) No agreement, waiver, extension or consent regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns of or with respect to the Transferred Subsidiaries is outstanding, nor is there pending any request for such an agreement, waiver, extension or consent.

(f) None of the Transferred Subsidiaries has entered into, participated in or engaged in any “listed transaction” (as defined in Treasury Regulations Section 1.6011-4(b) or any similar provision under any state, local or foreign Tax Law).

(g) The representation and warranties set forth in this Section 3.13 are the sole and exclusive representations and warranties with respect to Taxes.

Section 3.14 Environmental Matters. Except as would not be reasonably be expected to be material to the business of the Transferred Subsidiaries, taken as a whole:

(a) As of the date hereof, the Transferred Subsidiaries are in compliance in all respects with all applicable Environmental Laws, which compliance includes the possession of, and compliance with the terms of, all Environmental Permits required by the Transferred Subsidiaries in the Ordinary Course of Business except as has not had, or would be reasonably expected not to have, a Material Adverse Effect. There is no claim or action currently pending or, to the Knowledge of Seller, threatened, that is or would reasonably be expected to result in the cancellation, revocation or other adverse or limiting modification of any such Environmental Permit.

(b) There is no Environmental Claim pending or, to the Knowledge of Seller, threatened against or affecting any Transferred Subsidiary that would be reasonably expected to have a Material Adverse Effect. There are no environmental conditions, including the presence of any Hazardous Material at the Real Property, which would be reasonably likely to form the basis of any Liability of any Transferred Subsidiary or of any Environmental Claim against or affecting any Transferred Subsidiary that would be reasonably expected to have, a Material Adverse Effect.

Section 3.15 Material Contracts.

(a) Except as set forth on Section 3.15(a) of the Disclosure Letter, none of Seller or any Transferred Subsidiary is a party to any Contract required to be filed by Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Material Contract”) that has not been so filed; provided, that the following Contracts shall not be deemed a “Material Contract” for any purposes under this Agreement: (1) any Employee Benefit Plan, (2) any Contract between Seller, on the one hand, and one or more Transferred Subsidiaries, on the other hand, or between one or more Transferred Subsidiaries, (3) any Lease for Leased Real Property and (4) any Contracts to which Buyer is a party.

(b) Except as a result of the commencement of the Chapter 11 Cases, each material Contract of the Transferred Subsidiaries and each of the Leases for Leased Real Property is in full force and effect and is a valid, binding and enforceable obligation of the applicable Transferred Subsidiary and, to the Knowledge of Seller, each of the other parties thereto, except as may be limited by the Enforceability Exceptions. Except as set forth on Section 3.15(b) of the Disclosure Letter, or as would not reasonably be expected to be material to the business of the Transferred Subsidiaries, taken as a whole, no Transferred Subsidiary is in default, or is alleged in writing by the counterparty thereto to have breached or to be in default, under any Lease for Leased Real Property or Contract of the Transferred Subsidiaries, and, to the Knowledge of Seller, the other party to each Lease for Leased Real Property or Contract of the Transferred Subsidiaries is not in default thereunder. No Leases for Leased Real Property or Contract of the Transferred Subsidiaries has been canceled or otherwise terminated, and none of Seller nor any Transferred Subsidiary, has received any written notice from any Person regarding any such cancellation or termination.

Section 3.16 Certain Payments. Since the Compliance Date, none of Seller or the Transferred Subsidiaries (nor, to the Knowledge of Seller, any of their respective Representatives) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees; (c) has violated or is violating any provision of any applicable anti-money laundering, anti-bribery, or anti-corruption Law; (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.17 Insurance. Each material insurance policy maintained by the Transferred Subsidiaries on the properties, assets, products, business or personnel of the Transferred Subsidiaries is legal, valid, binding, enforceable by such Transferred Subsidiary, and in full force and effect, and all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such insurance policy.

Section 3.18 Brokers. Except for the Banker’s Fees, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or the Transferred Subsidiaries.

Section 3.19 Locked Box Accounts and No Leakage.

(a) Each of the Locked Box Accounts have been prepared in accordance with the applicable accounting principles set forth therein as applied on a consistent basis throughout the periods indicated therein.

(b) The Locked Box Accounts have been prepared with due care and attention and do not materially misstate the financial position of any of the Transferred Subsidiaries as of the Locked Box Accounts Date or their performance and results of operations for the twelve (12) months period ended on the Locked Box Accounts Date.

(c) No Transferred Subsidiary has factored any of its debts or engaged in financing of a type which would not be required to be shown or reflected in the Locked Box Accounts under the accounting principles set forth therein.

(d) At any time from the Locked Box Accounts Date up to and including the date of this Agreement, there has been no Leakage other than any Permitted Leakage.

(e) As of the Closing Date, at any time from the date hereof up to and including the Closing Date, there shall be no Leakage other than any Permitted Leakage.

Section 3.20 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Buyer or any of its Affiliates or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties expressly set forth in this Article III, none of Seller or the Transferred Subsidiaries makes, or has made, (and Seller and each Transferred Subsidiary, and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty with respect to any Transferred Subsidiary or with respect to the accuracy or completeness of any information provided, or made available, to Buyer or any of its Affiliates or Representatives, and Buyer and its Representatives are not relying on any representation, warranty or other information of Seller or any Person except for those expressly set forth in this Article III. None of Seller or the Transferred Subsidiaries makes (and Seller and each Transferred Subsidiary, and their respective Affiliates and Representatives, hereby disclaim) any express or implied representation or warranty (including as to completeness or accuracy) to Buyer with respect to, and none of Seller or the Transferred Subsidiaries or any other Person shall be subject to any liability to Buyer or any other Person resulting from, Seller or any Transferred Subsidiary or their respective Representatives providing, or making available, to Buyer or any of its Affiliates or its Representatives, or resulting from the omission of, any estimate, projection, prediction, data, budget, forecast, financial information, memorandum, prospect information, presentation or any other materials or information, including any oral, written, video, electronic or other materials or information presented to or made available to Buyer in connection with presentations by Seller’s management or information made available on any “data sites” or in the course of their due diligence investigation of the Transferred Subsidiaries, the negotiation of this Agreement or the course of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1 Organization. Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all necessary corporate (or equivalent) power and authority to perform its obligations hereunder and under any Ancillary Agreement.

Section 4.2 Authority. Buyer has the power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and this Agreement has been, and upon its execution each of the Ancillary Agreements to which Buyer will be a party will have been, duly executed and delivered by Buyer and assuming due execution and delivery by each of the other Parties and thereto, this Agreement constitutes, and upon its execution each of the Ancillary Agreements to which Buyer will be a party will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) Assuming that (w) requisite Bankruptcy Court approvals are obtained, (x) the notices, authorizations, approvals, Orders, permits or consents set forth on Section 3.3(b) of the Disclosure Letter are made, given or obtained (as applicable), (y) any filings required by any applicable federal or state securities or “blue sky” Laws are made and (z) the Requisite Filings have been completed and the SAFE Approval has been obtained, the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, or compliance by Buyer with any of the provisions hereof, do not and will not:

(i) conflict with the Organizational Documents of Buyer;

(ii) conflict with or violate any Law applicable to Buyer or by which any property or asset of Buyer is bound or affected;

(iii) conflict with or violate any Order of any Governmental Authority; or

(iv) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give rise to a right of termination, modification, notice or cancellation or require any consent of any Person pursuant to, any Contract to which Buyer is a party.

(b) Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby, except for the Requisite Filings, the SAFE Approval and any filings required to be made under Antitrust Laws.

Section 4.4 Absence of Litigation. There is no Action pending or, to the knowledge of Buyer, threatened in writing, against Buyer that, if adversely determined, (a) would prevent or materially restrict, impede or delay the performance by Buyer of its obligations under this Agreement or (b) would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

Section 4.5 Qualification. To the knowledge of Buyer, there exist no facts or circumstances that would cause, or be reasonably expected to cause, Buyer and/or its Affiliates not to qualify as “good faith” purchasers under Section 363(m) of the Bankruptcy Code.

Section 4.6 Legal Requirements and Approvals. Buyer has no knowledge of any consent of any Governmental Authority that will be required to consummate the transactions contemplated by this Agreement that it will not be able to obtain or make, or that it may obtain only after substantial delay, or any material requirement of any Governmental Authority that it will be unable to satisfy in connection with the transactions contemplated hereby.

Section 4.7 Investment Intent. Buyer acknowledges that neither the offer nor the sale of the Transferred Stock has been registered under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) or under any state or foreign securities Laws. Buyer is acquiring the Transferred Stock for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities Laws and with no present intention of distributing or reselling any part thereof.

Section 4.8 Brokers. No broker, finder or investment banker is entitled to any fee, commission or expense from Buyer that would be payable by Seller in connection with the transactions contemplated hereby.

Section 4.9 Sufficient Funds. Buyer will have available to it at all times through the Closing sufficient funds to satisfy all obligations of Buyer under this Agreement, including the payment of the Purchase Price and any associated expenses including to pay all fees, costs and expenses to be paid by Buyer related to the transactions contemplated hereby.

Section 4.10 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement and the Ancillary Agreements (including the payment of the Purchase Price and the payment of all related fees and expenses), (i) Buyer and its Affiliates will not have incurred debts beyond their ability to pay such debts as they mature or become due, (ii) the then present fair saleable value of the assets of Buyer and its Affiliates will exceed the amount that will be required to pay their existing debts (including the probable amount of all contingent liabilities) as such debts become absolute and matured, (iii) the assets of Buyer and its Affiliates at a fair valuation will exceed their debts (including the probable amount of all contingent liabilities) and (iv) Buyer and its Affiliates will not have unreasonably small capital to carry on their business as proposed to be conducted following the Closing. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby, in either case, with the intent to hinder, delay or defraud either present or future creditors of Buyer and its Affiliates.

Section 4.11 Exclusivity of Representations and Warranties.

(a) Except for the representations and warranties expressly set forth in this Article IV, neither Buyer nor any other Person on behalf of Buyer makes (and Buyer, on behalf of itself, its Subsidiaries, and their respective Affiliates and Representatives, hereby disclaims), and Seller has not relied on, any express or implied representation or warranty with respect to Buyer, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any information.

(b) Except for the representations and warranties expressly set forth in Article III, Buyer acknowledges and agrees that (x) none of Seller or the Transferred Subsidiaries or any other Person on behalf of Seller makes, or has made, any express or implied representation or warranty, at law or in equity, with respect to Seller, the Transferred Stock or the Transferred Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Buyer or any of its Affiliates or Representatives, including with respect to its business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement or the transactions contemplated by this Agreement, including any representation or warranty as to value, merchantability, fitness for any particular purpose or for ordinary purposes, and Buyer and its Representatives are not relying on any written or oral statement, representation, warranty, guaranty or other information of Seller or any Person except for those expressly set forth in Article III and (y) no person has been authorized by Seller or the Transferred Subsidiaries or any other Person on behalf of Seller to make any representation or warranty relating to the Transferred Stock or any Transferred Subsidiary in connection with this Agreement, and if made, such representation or warranty shall not be relied upon by Buyer as having been authorized by such entity. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that none of Seller or the Transferred Subsidiaries or any other Person has made a representation or warranty (including as to completeness or accuracy) to Buyer with respect to, and none of Seller or the Transferred Subsidiaries or any other Person shall be subject to any liability to Buyer or any other Person resulting from, Seller or the Transferred Subsidiaries or their respective Representatives providing, or making available, to Buyer or any of its Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Buyer and/or its Representatives in connection with presentations by Seller’s management or information made available on any “data sites.” Buyer acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition (financial or otherwise), operations and business of the Transferred Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied solely on the results of its own independent investigation and representations and warranties set forth in Article III and has not relied directly or indirectly on any materials or information made available to Buyer and/or its Representatives by or on behalf of Seller. Buyer acknowledges that, should the Closing occur, Buyer shall acquire the Transferred Stock and the Transferred Subsidiaries without any surviving representations or warranties, on an “as is” and “where is” basis.

ARTICLE V

BANKRUPTCY COURT MATTERS

Section 5.1 Debtors-in-Possession. As of the date hereof through the Closing, Debtors shall continue to operate their businesses as debtors-in-possession pursuant to the Bankruptcy Code.

Section 5.2 Sale Order. The Sale Order shall (i) be substantially in the form attached hereto as Exhibit A or otherwise in form and substance reasonably acceptable to Buyer and Seller and (ii) among other things, (a) approve, pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, (i) the execution, delivery and performance by Seller of this Agreement, (ii) the sale of the Transferred Stock to Buyer on the terms set forth herein and free and clear of all Encumbrances (other than any transfer restrictions created under any applicable securities Laws), and (iii) the performance by Seller of its obligations under this Agreement; (b) find that Buyer is a “good faith” purchaser within the meaning of Section 363(m) of the Bankruptcy Code and the sale is entitled to the protections afforded under Section 363(m) of the Bankruptcy Code; and (c) find that Buyer did not engage in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code.

Section 5.3 Cooperation with Respect to Bankruptcy Court Approvals. Buyer shall take such actions as are reasonably requested by Seller to assist in obtaining entry by the Bankruptcy Court of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes of, among other things: (a) demonstrating that Buyer is a “good faith” purchaser within the meaning of Section 363(m) of the Bankruptcy Code; and (b) establishing “adequate assurance of future performance” within the meaning of Section 365 of the Bankruptcy Code.

Section 5.4 Bidding Procedures Order. Buyer shall comply with the Bidding Procedures Order, including with respect to serving as a “Backup Bidder” (as defined therein).

Section 5.5 Bankruptcy Court Filings. Seller shall consult with Buyer concerning the Sale Order and any other Orders of the Bankruptcy Court entered after the date hereof relating to the transactions contemplated herein, and the bankruptcy proceedings in connection therewith, and provide Buyer with copies of any material applications, pleadings, notices, proposed Orders and other documents to be filed by Seller in the Chapter 11 Case that relate in any material respect to this Agreement, the Transferred Stock or Buyer prior to the making of any such filing or submission to the Bankruptcy Court.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Transferred Subsidiaries Prior to the Closing. From the date of this Agreement until the Closing Date or earlier termination of this Agreement,

(a) except (1) as otherwise expressly permitted, contemplated or required by this Agreement, (2) as expressly set forth in Section 6.1 of the Disclosure Letter, (3) as required by, arising out of, or resulting from the Chapter 11 Case or otherwise required by Law (including the Bankruptcy Code) or required or approved by any Order, (4) for any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code or the DIP Credit Agreements, (5) as affected by or taken in good faith in response to any COVID-19 Measure; or (6) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed); provided, that, in the case of this clause (6), if Buyer fails to respond to a request from Seller for consent required pursuant to this Section 6.1 within ten (10) Business Days after receipt of Seller’s request, Buyer’s approval of such action shall be deemed granted, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, Seller shall cause the Transferred Subsidiaries to use commercially reasonable efforts to operate in the Ordinary Course of Business and preserve the material business relationships with customers, suppliers, distributors and others with whom the Transferred Subsidiaries deal in the Ordinary Course of Business; and

(b) except (1) as otherwise expressly permitted, contemplated or required by this Agreement, (2) as expressly set forth in Section 6.1 of the Disclosure Letter, (3) as required by, arising out of, or resulting from the Chapter 11 Case or otherwise required by Law (including the Bankruptcy Code) or required or approved by any Order, (4) for any limitations on operations or requirements imposed by the Bankruptcy Court or the Bankruptcy Code or the DIP Credit Agreements, (5) as affected by or taken in good faith in response to any COVID-19 Measure; or (6) with the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed); provided, that, in the case of this clause (6), if Buyer fails to respond to a request from Seller for consent required pursuant to this Section 6.1 within ten (10) Business Days after receipt of Seller’s request, Buyer’s approval of such action shall be deemed granted, from the date of this Agreement until the Closing Date or earlier termination of this Agreement, Seller shall not, and shall cause the Transferred Subsidiaries not to:

(i) sell, transfer, lease, sublease, encumber or otherwise dispose of any material assets of a Transferred Subsidiary, other than in the Ordinary Course of Business and on an arm’s length basis;

(ii) issue, sell, grant, pledge, dispose or transfer any equity interests in any Transferred Subsidiary;

(iii) acquire any corporation, partnership, limited liability company, other business organization or division thereof related to or affecting the Transferred Subsidiaries, except (i) acquisitions in all material respects in the Ordinary Course of Business of such Transferred Subsidiary, or (ii) acquisitions pursuant to Contracts in existence on the date of this Agreement;

(iv) merge or consolidate any Transferred Subsidiary with or into any legal entity, dissolve, liquidate or otherwise terminate its existence;

(v) split, combine, consolidate, subdivide or reclassify any of the capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, in each case, of any Transferred Subsidiary;

(vi) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any securities of any Transferred Subsidiary, other than dividends or distributions between or among the Transferred Subsidiaries;

(vii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, any Transferred Subsidiary or any securities of any Transferred Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, any Transferred Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than any transfers among Transferred Subsidiaries;

(viii) amend the Organizational Documents of any Transferred Subsidiary, except as may be required by the rules and regulations of the Governmental Authorities in the jurisdictions in which any Transferred Subsidiary is organized or incorporated;

(ix) enter into any joint venture agreement that involves a sharing of profits, cash flows, expenses or losses with other Persons related to or affecting the Transferred Subsidiaries;

(x) with respect to any Transferred Subsidiary, waive in any material respect any term of, or waive any material default under, or release, settle or compromise any material claim by or against any Transferred Subsidiary or material liability or obligation owing to any Transferred Subsidiary under, any Material Contract;

(xi) with respect to any Transferred Subsidiary, change, make or revoke any material Tax election, change any material method of accounting with respect to Taxes, or file any amended Tax Return;

(xii) with respect to any Transferred Subsidiary, make or adopt any material change in any method of accounting or accounting practice or policy, except as may be required by applicable Law or GAAP (or interpretations thereof) or as may be required or permitted by a change in the foregoing (whether occurring before or after the date of this Agreement);

(xiii) with respect to any Transferred Subsidiary, fail to maintain in full force and effect existing insurance policies;

(xiv) with respect to any Transferred Subsidiary, make any loans, advances or capital contributions to, or investments in, any other Person (other than to another Transferred Subsidiary in the Ordinary Course of Business);

(xv) incur any indebtedness for borrowed money, enter into any capital lease or guarantee any such indebtedness except for indebtedness under the China Facility and indebtedness incurred by Seller under the AFI Credit Agreement, the AFI Term Loan Agreement, or the DIP Credit Agreements;

(xvi) with respect to any Transferred Subsidiary, sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or otherwise subject to any Encumbrance, or otherwise dispose of any material properties or assets or any material interests therein other than (1) in the Ordinary Course of Business and on an arm’s length basis; (2) pursuant to Contracts in existence on the date of this Agreement; (3) in transactions between or among Transferred Subsidiaries; (4) to secure indebtedness for borrowed money under the China Facility; or (5) pursuant to any lease, sublease or other use or occupancy agreement or arrangement to which such Transferred Subsidiary is party as lessor, sublessor or in a similar capacity with respect to any applicable Owned Real Property in the Ordinary Course of Business;

(xvii) in each case solely with respect to the Transferred Employees, (1) make or grant any general or special wage or salary increase (other than standard merit increases in the Ordinary Course of Business), (2) increase the level of benefits under any Employee Benefit Plan, (3) take any action with respect to the grant of any material severance or termination pay (other than pursuant to Employee Benefit Plans in effect on the date of this Agreement), (4) adopt, amend or terminate any Employee Benefit Plan, other than in the Ordinary Course of Business, and (5) enter into any material employment, consulting or similar agreement or amend any existing employment agreement; or

(xviii) agree or commit to any of the foregoing.

Without in any way limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller, or the Transferred Subsidiaries prior to the Closing and (ii) prior to the Closing, Seller shall exercise, consistent with, and subject to, the terms and conditions of this Agreement, complete control and supervision over the Transferred Subsidiaries and their operations.

Section 6.2 Covenants Regarding Information.

(a) Subject to the Bidding Procedures and applicable Law, from the date hereof until the Closing Date or earlier termination of this Agreement, upon reasonable request, Seller shall afford Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records (including Tax books and records) of the Transferred Subsidiaries and shall furnish Buyer with such financial, operating and other data and information, and access to all the officers, employees, accountants and other Representatives of the Transferred Subsidiaries, as Buyer may reasonably request in connection with the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to provide access to or disclose any information to Buyer or its Representatives if (i) such access or disclosure is prohibited pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof, (ii) such access or disclosure would violate applicable Law, or (iii) such access or disclosure would adversely affect any attorney-client or other legal privilege or contravene any applicable Laws (the “Disclosure Limitations”); provided that the Parties shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not (in the good faith belief of Seller after consultation with outside counsel) violate any such confidentiality agreement or applicable Law, or cause such privilege to be undermined with respect to such information.

(b) The information provided pursuant to this Section 6.2 prior to Closing will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by the terms and conditions of the Confidentiality Agreement, which Confidentiality Agreement shall not terminate upon the execution of this Agreement notwithstanding anything to the contrary therein. Seller does not make any representation or warranty as to the accuracy of any information, if any, provided pursuant to this Section 6.2, and Buyer may not rely on the accuracy of any such information.

(c) From and after the Closing, until the closing of the Chapter 11 Case, Buyer will provide Seller and its Representatives, with reasonable access, during normal business hours, and upon reasonable advance notice, subject to reasonable denials of access or delays to the extent any such access would unreasonably interfere with the operations of Buyer or the business of the Transferred Subsidiaries, to the books and records, including work papers, schedules, memoranda, and other documents (for the purpose of examining and copying) of the Transferred Subsidiaries with respect to periods or occurrences prior to the Closing Date, for the purposes of (i) complying with the requirements of any Governmental Authority, including the Bankruptcy Court, (ii) the closing of the Chapter 11 Case and the wind down of Seller’s estate (including reconciliation of claims and preparation of Tax Returns or other Tax proceedings and the functions of any trusts established under a Chapter 11 plan of Seller or any other successors of Seller), (iii) complying with applicable Laws or (iv) other reasonable business purposes; provided that Buyer shall not be obligated to provide any such access that would, in the reasonable, good faith judgment of Buyer, conflict with the Disclosure Limitations. Unless otherwise consented to in writing by Seller, Buyer will not, for a period of three (3) years following the Closing Date, destroy, alter or otherwise dispose of any of such books and records without first offering to surrender to Seller such books and records or any portion thereof that Buyer may intend to destroy, alter or dispose of.

Section 6.3 Employee Matters.

(a) Except with the prior written consent of Buyer, Seller shall not transfer the employment of any Transferred Employee out of the relevant Transferred Subsidiary that employs them as of the date of this Agreement, and shall not change their then current terms and conditions of employment, except as otherwise permitted by this Agreement. Buyer shall, or shall cause one of its Affiliates to continue the employment as of the Closing of each then-current Transferred Employee who is employed by a Transferred Subsidiary as of immediately prior to the Closing, and provide compensation and benefits to such Transferred Employees, in each case consistent with the requirements of applicable Law, and otherwise on the terms set forth in this Section 6.3.

(b) Buyer shall, and shall cause its Affiliates to, provide each Transferred Employee with credit for such Transferred Employee’s service with any Transferred Subsidiary or their Affiliates or predecessors prior to the Closing for all purposes, including for purposes of eligibility and determination of level of benefits, under any benefit plan sponsored or maintained by Buyer or any of their Affiliates in which such Transferred Employee is eligible to participate on or following the Closing Date (each, a “Buyer Plan”); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. With respect to each Buyer Plan that is a health or welfare plan, Buyer shall, and shall cause its Affiliates to use commercially reasonable efforts to, (i) waive any limitation on health and welfare coverage of such Transferred Employees due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health and (ii) credit each such Transferred Employee with all deductible payments, co-payments and co-insurance paid by such Transferred Employee under any Employee Benefit Plan prior to the Closing during the year in which the Closing occurs for the purpose of determining the extent to which any such Transferred Employee has satisfied any applicable deductible and whether such Transferred Employee has reached the out-of-pocket maximum for such year.

(c) Without limitation of Section 10.8, nothing express or implied in this Section 6.3 or this Agreement shall (i) confer upon any Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement, (ii) be treated as an amendment to, or prevent the termination of any Employee Benefit Plan, Buyer Plan or any other employee benefit plan, program, arrangement or agreement sponsored or maintained by Buyer, Seller or their respective Affiliates, as applicable, or (iii) obligate Buyer, Seller or any of their respective Affiliates to maintain any particular employee benefit plan, program or arrangement.

(d) Prior to the Closing, any written or material oral communications proposed to be delivered by Buyer or an Affiliate of Buyer to any Transferred Employee regarding such employees’ level of (or rights with respect to) continued employment or benefits or compensation at or after Closing will be subject to the prior written approval of Seller, which will not be unreasonably withheld, conditioned or delayed; provided that in all cases, Seller will be given no less than three (3) Business Days to review and comment on any such communications. If Seller does not comment within five (5) Business Days after receipt of such request for approval from the Buyer, Seller’s approval of such action shall be deemed granted.

Section 6.4 Consents and Filings; Further Assurances.

(a) Subject to the terms and conditions of this Agreement, each of the Parties shall, and shall cause its Subsidiaries to, cooperate with each other Party to, promptly (i) take, or cause to be taken, any and all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the Ancillary Agreements, including taking, or causing to be taken, all actions, and doing, or causing to be done, all things necessary to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings, including all necessary waivers, consents and approvals from any third-party Person. Without limiting the generality of the previous sentence, the Parties shall (i) cooperate with each other party hereto to take, or cause to be taken, any and all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to obtain from Governmental Authorities all consents, approvals, clearances, expiration or termination of waiting periods, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; (ii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law, including any Antitrust Law; (iii) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to comply at the earliest practicable date with any request under any Antitrust Law, for additional information, documents or other materials received by each of them or any of their respective Subsidiaries from the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority in respect of such filings (collectively, an “Antitrust Authority”); (iv) cooperate with each other in connection with any such filing or request (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the Antitrust Authorities under any Antitrust Law with respect to any such filing; (v) (1) take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as possible or (2) not enter into any agreement with an Antitrust Authority not to consummate the transactions contemplated hereby; and (vi) take any and all steps not prohibited by applicable Law to defend and resolve any investigation or other inquiry of any Governmental Authority under all applicable Laws, including by defending against and contesting administratively and in court any litigation or adverse determination initiated or made by a Governmental Authority under applicable Law. This Section 6.4(a) does not apply with respect to Taxes.

(b) In furtherance of the foregoing Section 6.4(a), each of the Parties shall promptly notify the other Parties of, and if in writing, furnish the other Parties with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority (other than any material or communication relating to the Requisite Filings or the SAFE Approval). No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties and their respective counsel the opportunity to attend and participate at such meeting. The Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing and in seeking early termination or expiration of any applicable waiting periods. Subject to applicable Law and except for any material or communication relating to the Requisite Filings or the SAFE Approval, the Parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby. This Section 6.4(b) does not apply with respect to Taxes.

(c) From time to time, whether at or following the Closing, Seller and Buyer shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to vest in Buyer all the right, title, and interest in, to or under the Transferred Stock, to provide Buyer and Seller all rights and obligations to which they are entitled and subject pursuant to this Agreement and the Ancillary Agreements, and to otherwise make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements. Each of the Parties will take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to cause all of the obligations imposed upon it in this Agreement to be duly complied with and to cause all conditions precedent to such obligations to be satisfied. Notwithstanding the foregoing, nothing in this Section 6.4 shall (a) require Seller or any of its Affiliates to make any expenditure or incur any obligation on their own or on behalf of Buyer (unless funds in the full amount thereof are advanced to Seller in cash) or (b) prohibit Seller or any of its Affiliates from ceasing operations or winding up its affairs following the Closing.

(d) Subject to any approval of the Bankruptcy Court that may be required, Seller and Buyer shall cooperate with each other and, as promptly as practicable after the date of this Agreement, take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the transfer or reissuance to Buyer of all Environmental Permits necessary to lawfully own and operate the Transferred Subsidiaries. The Parties shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws to (i) respond promptly to any requests for additional information made by such agencies, (ii) participate in any hearings, settlement proceedings or other proceedings ordered with respect to applications to transfer or reissue such Environmental Permits, and (iii) cause regulatory approval to be obtained as soon as practicable after the date of filing. Each Party will bear its costs of the preparation and review of any such filing. Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with any filings to transfer the Environmental Permits and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party.

(e) Following Closing, Seller shall cooperate with Buyer’s reasonable requests with respect to the investigation and prosecution of any Actions related primarily to the business of the Transferred Subsidiaries (other than in connection with disputes between the Parties), including taking, or causing to be taken, all actions, and doing, or causing to be done, all things necessary, proper or advisable under applicable Laws to furnish all reasonably available information and testimony, to arrange discussions with, and the calling as witnesses of, officers, directors, employees, agents and Representatives, and to provide other reasonable assistance in connection with any such Actions, with such cooperation to be at the cost and expense of Buyer. Without limiting this Section 6.4, Buyer agrees to take any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably practicable, including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing, or disposition of such assets or businesses of Buyer (or its Subsidiaries or other Affiliates), any Transferred Subsidiary, or otherwise taking or committing to take actions that limit Buyer’s or its Subsidiaries’ or Affiliates’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines, or assets of Buyer (or its Subsidiaries or other Affiliates) or any Transferred Subsidiary, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing.

Section 6.5 Certain Director and Officer Matters.

(a) As soon as possible after the Closing Date, Buyer (i) shall adopt, or shall cause to be adopted, the required resolutions, (ii) shall make, or shall cause to be made, the necessary applications or filings, (iii) shall cause each of the Transferred Subsidiaries to hold such corporate meetings, or (iv) take such other corporate actions (e.g., action by written consent), in each case, as are necessary pursuant to applicable Laws or the Transferred Subsidiaries’ constitutive documents as in effect at the Closing to procure that those directors and officers of the Transferred Subsidiaries who resign as of the Closing shall no longer be directors and/or officers of such Transferred Subsidiaries, that they shall be discharged in their respective function as directors and/or officers, and that the effect of such resignations shall be registered with the relevant commercial or similar register, if any, as applicable, and Buyer shall vote all of the Transferred Stock, or cause the relevant Transferred Subsidiary to vote all of the voting shares of capital stock of any other Transferred Subsidiary owned by such relevant Transferred Subsidiary, at such meetings or in such other corporate action in favor of the foregoing.

(b) Buyer shall not initiate, and shall cause its Affiliates or any Transferred Subsidiary not to initiate, any civil or administrative Proceeding of whatsoever nature against any present or former director or officer of the Transferred Subsidiaries, out of or in connection with the transactions contemplated by this Agreement, without prejudice to Buyer’s right to bring a Claim or initiate a Proceeding against Seller under and in accordance with the terms and limitations of this Agreement.

(c) Buyer shall not initiate, and shall cause its Affiliates or any Transferred Subsidiary not to initiate, any civil or administrative Proceeding of whatsoever nature against any present or former director or officer of the Transferred Subsidiaries, out of or in connection with any acts or omissions of such person in connection with his position as a director, officer or employee of the Transferred Subsidiaries prior to the Closing, without prejudice to Buyer’s right to bring a Claim or initiate a Proceeding against Seller under and in accordance with the terms and limitations of this Agreement.

(d) In the event that any present or former director or officer of any Transferred Subsidiary, is sued in or made party to or subject of (or is threatened to be sued in or made party to or subject of) any Proceeding out of or in connection with any acts or omissions of such person in connection with his position as a director, officer or employee of any Transferred Subsidiary prior to the Closing, Buyer shall arrange that, subject to adequate measures regarding confidentiality (such as the execution of a customary confidentiality agreement), such director or officer shall have reasonable access to non-privileged documents and information of the Transferred Subsidiaries as are in the possession of such Transferred Subsidiaries, and that such director and officer may make copies of such documents at the actual cost of such copies, as are reasonably necessary for the defense of such Proceeding.

(e) Following the Closing until the six (6) year anniversary thereof, Buyer shall (i) cause the Transferred Subsidiaries not to amend, repeal or otherwise modify the Transferred Subsidiaries’ Organizational Documents or, if any, Indemnification Arrangements as in effect at the Closing, in any manner that would limit or otherwise adversely affect the rights thereunder of individuals who are or were directors or officers of the Transferred Subsidiaries prior to Closing and (ii) cause the Transferred Subsidiaries to honor and pay the indemnification, advancement of expenses, and exculpation provisions of each of the Transferred Subsidiaries’ Organizational Documents or, if any, Indemnification Arrangements as in effect at the Closing; provided that all rights to indemnification in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the disposition of such Proceeding or resolution of such claim. Buyer shall not cancel or otherwise reduce coverage under any “tail”, “run-off,” or other insurance policies purchased by Seller or the Transferred Subsidiaries prior to the Closing; provided that no payments shall be required of the Transferred Subsidiaries or Buyer with respect to such policies after the Closing.

(f) This Section 6.5 is intended to be for the benefit of each of the directors and officers described in this Section 6.5 and may be enforced by any such Person as if such Person were a party to this Agreement. The obligations under this Section 6.5 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.5 applies without the consent of such affected Person.

(g) Buyer shall not initiate, and shall cause its Affiliates or any Transferred Subsidiary not to initiate, any civil or administrative Proceeding related to preference claims under Chapter 5 of the Bankruptcy Code against any non-Seller party to any Material Contract.

Section 6.6 Public Announcements. From the date hereof through the Closing Date, neither Buyer, on the one hand, nor Seller or any Transferred Subsidiaries, on the other hand, shall issue any public report, statement, press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby, without the prior written consent of Buyer and Seller, unless otherwise required by applicable Law, in which case such Party shall coordinate and consult with the other Party with respect to the timing, basis, scope and content before issuing any such report, statement or press release; provided, however, that nothing in this Section 6.6 shall delay any required filing or other disclosure with the SEC, the Bankruptcy Court, or any other

Governmental Authority or otherwise hinder either Seller’s or its Representatives’ ability to timely comply with all Laws (including the Bankruptcy Code) or rules and regulations of the SEC or any other Governmental Authority including with respect to any public announcement, regulatory filing, statement or comment made in order to comply with applicable Laws (including the Bankruptcy Code) or rules of the SEC or any other Governmental Authority in the reasonable judgment of Seller.

Section 6.7 Intellectual Property Matters and Covenant. From the date hereof until the earlier of the termination of this Agreement or the Closing, the Parties shall use their commercially reasonable efforts: (a) to enter into the Trademark License Consent and (b) to include in the Trademark License Consent a requirement that the AWI Licensors shall not use or grant any license to any third party (other than Buyer and the Transferred Subsidiaries) to use in any Covered Territory and in connection with the business of manufacturing, distributing, marketing and selling Licensee Products and Services, any trademark, service mark or tradename that is similar to any of the Marks (as defined in the Trademark License Agreement) (other than with respect to Walls (as defined in the Trademark License Agreement)).

Section 6.8 Communications with Customers and Suppliers. Prior to the Closing, Buyer shall not, and shall cause its Affiliates and instruct its Representatives not to, contact, or engage in any discussions or otherwise communicate with, Seller’s or the Transferred Subsidiaries’ customers, suppliers, licensors, licensees and other Persons with which Seller or the Transferred Subsidiaries have commercial dealings without obtaining the prior written consent of Seller (other than any such communication in the ordinary course of business of Buyer or its Affiliates without reference to or any purpose relating to the Transferred Subsidiaries or the transactions contemplated by this Agreement), which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.9 Intercompany Accounts and Arrangements. Effective prior to the Closing, all outstanding intercompany accounts, whether payables or receivables, between Seller or any of its Subsidiaries (other than any Transferred Subsidiaries), on the one hand, and any of the Transferred Subsidiaries, on the other hand, shall be settled in full without any cash payment required to be made, and shall be of no further force and effect, in each case, without Liability to the Transferred Subsidiaries or Seller at or after the Closing.

Section 6.10 Intellectual Property License.

(a) Effective as of the Closing Date, Seller, on behalf of itself and its Subsidiaries (other than the Transferred Subsidiaries), hereby grants to Buyer a perpetual, irrevocable, sublicensable (for use in connection with the business of such Party and its Affiliates but not for the independent use by third parties), non-exclusive and royalty-free license to the Diamond 10 IP for use, modification and other exploitation anywhere in the world.

(b) Effective as of the Closing Date, Buyer, on behalf of the Transferred Subsidiaries, hereby grants to Seller a perpetual, irrevocable, sublicensable (for use in connection with the business of such Party and its Affiliates but not for the independent use by third parties), non-exclusive and royalty-free license to the Diamond 10 IP for use, modification and other exploitation anywhere in the world.

(c) The foregoing licenses granted in Section 6.10(a) and Section 6.10(b) shall be freely assignable (in whole or in relevant part) by such Parties in connection with the sale or other transfer of any of the applicable assets or business of such Party or its Affiliates, including in connection with the Chapter 11 Case.

ARTICLE VII

TAX MATTERS

Section 7.1 Transfer Taxes. Any and all transfer, stamp, registration, recording, filing, or other similar Taxes (“Transfer Taxes”) payable solely as a result of the sale or transfer of the Transferred Stock pursuant to this Agreement shall be borne by Buyer. Seller and Buyer shall use commercially reasonable efforts and cooperate in good faith to mitigate, reduce, or eliminate any such Transfer Taxes, and shall each sign and file (or cause its respective Affiliates to sign and file) all documentation with the relevant Governmental Authority relating to such Transfer Taxes as it may be required to sign or file under applicable Law. Buyer shall prepare and file all necessary Tax Returns or other documents with respect thereto and shall promptly provide a copy of any such Tax Returns or other documents to Seller. Without limiting the foregoing, Buyer shall, within the applicable time period required by schedule 1 to the Stamp Duty Ordinance (Cap. 117) of Hong Kong: (i) deliver the instruments of transfer and contract notes in respect of the shares of AFI Hong Kong, each duly executed by Buyer and Seller, as applicable, together with all supporting documents, to the Hong Kong Inland Revenue Department (“IRD”) for assessment of the amount of stamp duty payable on the transfer of the shares of AFI Hong Kong; and (ii) remit the full amount of the Hong Kong stamp duty to the IRD, on behalf of Buyer and Seller.

Section 7.2 Tax Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information (including access to books and records relating to Taxes) and assistance relating to the Transferred Subsidiaries as is reasonably necessary for determining any Liability for Taxes, the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Any reasonable expenses incurred in furnishing such information or assistance pursuant to this Section 7.2 shall be borne by the Party requesting it.

Section 7.3 Prohibited Actions. Following the Closing, Buyer shall not, and shall cause its Affiliates (including the Transferred Subsidiaries) not to (a) make any entity classification election with respect to a Transferred Subsidiary pursuant to Treasury Regulations Section 301.7701-3, which election or change would be effective on or prior to the Closing Date, (b) make an election under Section 338(g) of the Code (or any analogous provision of state, local or foreign Tax Law) with respect to the acquisition of any of the Transferred Subsidiaries or (c) cause any Transferred Subsidiary to engage in any transaction outside the Ordinary Course of Business on or prior to December 31 of the calendar year in which the Closing occurs that would reasonably be expected to increase any Tax liability of Seller.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 General Conditions. The respective obligations of Buyer and Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such Party):

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), or shall have initiated and be actively pursuing any legal proceedings seeking any such Order, that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (any such Law or Order, a “Legal Restraint”).

(b) Any waiting period (and any extension thereof) under any Antitrust Law applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated or the necessary clearance thereunder shall have been received.

(c) The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not have been stayed, reversed or modified in a manner adverse to Buyer in any material respect absent consent of Buyer.

(d) Buyer shall have obtained written confirmation from the Department of Commerce of Zhejiang Province, the People’s Republic of China and the Zhejiang Provincial Development and Reform Commission of the People’s Republic China that the filing procedures for Chinese enterprises’ investment outside the People’s Republic of China (People’s Republic of China shall, for this Section 8.1(d) only, exclude the Special Administrative Regions of Hong Kong and Macau and the territory of Taiwan) required for the transactions contemplated under this Agreement have been completed (the “Requisite Filings”).

Section 8.2 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period).

(b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(c) Seller shall have received the documents listed in Section 2.4(c).

Section 8.3 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Buyer in its sole discretion:

(a) Representations and Warranties.

(i) The representations and warranties of Seller contained in this Agreement, other than the Fundamental Representations of Seller, shall be true and correct as of the date of this Agreement and at and as of the Closing with the same force and effect as if made at and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period); except where the failure of such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers set forth therein) would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii) The Fundamental Representations of Seller contained in this Agreement shall be true and correct in all but de minimis respects (other than those Fundamental Representations of Seller that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all but de minimis respects as of such date or with respect to such period).

(b) Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing.

(c) No Material Adverse Effect shall have occurred after the date of this Agreement.

(d) Buyer shall have received the documents listed in Section 2.4(b).

(e) The Trademark License Consent shall have been duly executed and delivered on terms agreed to pursuant to (or in the event the applicable Persons are not able to agree, as determined by the Bankruptcy Court based on) Section 6.7.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing (the date on which this Agreement terminates in accordance with its terms):

(a) by mutual written consent of Buyer and Seller;

(b) by either Seller or Buyer, if:

(i) a Legal Restraint is in effect that has become final and nonappealable; provided that no Party may terminate this Agreement pursuant to this Section 9.1(b)(i) whose breach of any of its representations, warranties, covenants or agreements contained herein results in such Legal Restraint; or

(ii) if Seller consummates any Alternative Transaction that the Bankruptcy Court finally approves as “superior” in accordance with the Bidding Procedures Order (unless the Bankruptcy Court approves the acceptance by Seller of an Alternative Transaction as a “back-up bid” in the event the Closing does not occur).

(c) by Buyer, if:

(i) at any time, if Seller shall have breached or violated any of its representations, warranties or covenants set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 8.3(a) or Section 8.3(b), and (except in the case of a breach of the obligation to close within two (2) Business Days after the date contemplated in Section 2.4, in which case such two (2) Business Day period shall apply) such breach or violation shall not have been cured within ten (10) days after written notice thereof has been given by Buyer to Seller, provided that Buyer shall not be entitled to terminate the Agreement pursuant to this Section 9.1(c) if the failure of the Closing to be consummated by such date is caused by Buyer’s breach of any of its obligations under this Agreement;

(ii) if the Chapter 11 Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the transactions provided for in this Agreement;

(iii) Seller withdraws or seeks authority to withdraw the Sale Motion;

(iv) a Material Adverse Effect has occurred; or

(v) Seller publicly announces any plan of reorganization or plan of liquidation or supports any such plan filed by any third party, other than any such plan that would not prevent or materially delay the Closing from occurring in accordance with the terms of this Agreement.

(d) by Seller:

(i) at any time, if (x) Buyer shall have breached or violated any of its representations, warranties or covenants set forth in this Agreement in a manner that, either individually or in the aggregate, would prevent the satisfaction of the conditions to Closing set forth in Section 8.2(a) or Section 8.2(b), as the case may be or (y) Buyer shall have materially breached the Bidding Procedures Order or the Sale Order, and in each case, (except in the case of a breach of the obligation to close within two (2) Business Days after the date contemplated in Section 2.4, in which case such two (2) Business Day period shall apply, but subject to any qualifications described under Section 2.4) such breach or violation shall not have been cured within ten (10) days after written notice thereof has been given by Seller to Buyer, provided that Seller shall not be entitled to terminate the Agreement pursuant to this Section 9.1(d) if the failure of the Closing to be consummated by such date is caused by Seller’s breach of any of its obligations under this Agreement; or

(ii) if the Board of Directors of Seller determines in good faith, after consultation with legal counsel, that proceeding with the transactions contemplated by this Agreement would be inconsistent with its fiduciary duties.

The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall, if such Party is Seller, give prompt written notice of such termination to Buyer, and if such Party is Buyer, give prompt written notice of such termination to Seller.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except (i) for the provisions of Section 6.6 (Public Announcements), Section 10.2 (Fees and Expenses), Section 10.5 (Notices), Section 10.8 (Parties in Interest), Section 10.9 (Governing Law), Section 10.10 (Submission to Jurisdiction) and this Article IX and (ii) that no such termination shall relieve any Party from liability for any willful and material breach of this Agreement.

Section 9.3 Alternative Proposals. Notwithstanding anything in this Agreement to the contrary, Seller may participate in discussions or negotiations with, or furnish information with respect to either Debtors, the Transferred Stock, the Transferred Subsidiaries, and/or their Affiliates to any Person (a) in accordance with the Bidding Procedures or (b) if (i) such Person has submitted to Seller a bona fide written proposal to acquire the stock or assets of either Seller or one or more of the Transferred Subsidiaries, upon receipt of which Seller shall give prompt written notice to Buyer and (ii) Seller determines in its good faith judgment that taking such action is consistent with its fiduciary duties. In addition, notwithstanding anything in this Agreement to the contrary, Seller may terminate this Agreement if the Board of Directors of Seller determines in its good faith judgment, after consultation with legal counsel, that taking such action is consistent with its fiduciary duties.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Nonsurvival of Representations, Warranties and Covenants. The respective representations, warranties and covenants of Seller and Buyer contained in this Agreement and any certificate delivered pursuant hereto shall terminate at, and not survive, the Closing; provided that this Section 10.1 shall not limit any covenant or agreement of the Parties to the extent that its terms require performance after the Closing.

Section 10.2 Fees and Expenses. Except as otherwise provided herein (including Section 6.4(a) and Section 7.1) or in the DIP Order, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated.

Section 10.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 10.4 Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the fifth (5th) Business Day following the date of dispatch if delivered utilizing a courier service by an internationally recognized courier, (c) on the day of transmission if sent via email transmission to the email address(es) given below and the sender does not receive a notice of such transmission being undeliverable to such email address or (d) on the earlier of confirmed receipt or the tenth (10th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to Seller, to:

Armstrong Flooring, Inc.

1770 Hempstead Road,

Lancaster, PA 17605

Attention: Christopher S. Parisi

Email:       csparisi@armstrongflooring.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Steven J. Daniels

Ron E. Meisler

Email:      Steven.Daniels@skadden.com

Ron.Meisler@skadden.com

(ii)	if to Buyer, to:

Zhejiang GIMIG Technology Co., Ltd.

699 Shengli Road

Nanxun Town Huzhou City 313009 Zhejiang Province

People’s Republic of China

Attention: Qian, Suxing

Zhou, Lifen

Email:      qiansuxing@giant.cn

zhoulifen@giant.cn

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

39/F, Two Int’l Finance

CentreCentral, Hong Kong

Attention: Lee, David Kalani

Email:       david.lee@sidley.com

with a copy (which shall not constitute notice) to:

T&C Law

7/F, Block A, Century Square, No. 1, Hangda Road,

Hangzhou, People’s Republic of China 310007

Attention: Yu, Wenyan

Email:       yuwenyan@tclawfirm.com

Section 10.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 10.7 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 10.8 Parties in Interest. Except as specifically set forth in Section 5.2, Section 6.5, Section 10.3, Section 10.11, and Section 10.20, this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (including Transferred Employees) other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.9 Governing Law. Except to the extent of the mandatory provisions of the Bankruptcy Code, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (in contract or tort) shall be governed by, and construed in accordance with the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.10 Submission to Jurisdiction. Each of the Parties hereby irrevocably agrees that any dispute, controversy or claim arising out of or relating to this Agreement (and any subsequent amendments thereof), or the breach, termination or validity thereof (each a “Dispute”), shall be resolved in accordance with the following provisions.

(a) Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, and subject only to the provisions of Section 10.10(b) hereof, (x) the Bankruptcy Court shall retain jurisdiction to enforce the terms of this Agreement and to decide any Disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (y) any and all claims relating to the foregoing may be filed and maintained in the Bankruptcy Court, and the Parties hereby consent and submit to the jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or proceeding; provided, however, that, if the Chapter 11 Case is closed or the Bankruptcy Court declines jurisdiction, each of the Parties irrevocably agrees that any Action or proceeding arising out of or relating to this Agreement brought by another Party or its successors or assigns may be heard and determined in the Court of Chancery of the State of Delaware, or if jurisdiction is not available in the Court of Chancery, then in the United States District Court for the District of Delaware, and each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient, without limiting any other manner of service permitted by Law. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts of the State of Delaware, and of the United States District Court for the District of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Each of the Parties hereby irrevocably agrees that any Party asserting any Dispute may, in its sole discretion and in lieu of bringing any such Dispute in U.S. court in accordance with Section 10.10(a), submit any Dispute to be resolved by final and binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules in effect at the time (the “AAA Rules”), except as modified herein. Any such arbitration shall be administered in accordance with the following provisions.

(i) The seat of arbitration shall be New York, New York and the arbitration shall be conducted in the English language. The arbitration and this arbitration agreement shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.).

(ii) The arbitration shall be conducted by three arbitrators. The claimant and respondent shall each appoint one arbitrator within thirty (30) days of receipt by respondent of the demand for arbitration. The two arbitrators so appointed shall appoint the third and presiding arbitrator (the “Chairperson”) within thirty (30) days of the appointment of the second arbitrator. If any Party fails to appoint an arbitrator, or if the two Party-appointed arbitrators fail to appoint the Chairperson within the time periods specified herein, then any such arbitrator shall, upon any Party’s request, be appointed by the AAA in accordance with the AAA Rules. Any arbitrator selected pursuant to this Section shall be neutral and impartial and shall not be affiliated with or an interested person of any Party.

(iii) By electing to proceed under the AAA Rules, the Parties confirm that any dispute, claim or controversy concerning the arbitrability of a Dispute or the jurisdiction of the arbitral tribunal, including whether arbitration has been waived, or as to the existence, scope, validity interpretation or enforceability of the Parties’ agreement to arbitrate, shall be determined by the arbitrators.

(iv) In addition to monetary relief, the arbitrators shall be empowered to award equitable relief, including, but not limited to an injunction and specific performance of any obligation under this Agreement. The award of the arbitrators shall be final and binding upon the parties thereto, and shall be the sole and exclusive remedy between the parties regarding any Disputes presented to the arbitrators. Judgment upon any award may be entered in any court of competent jurisdiction, including any court having jurisdiction over any party or any of its assets.

(v) By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings. Without prejudice to such provisional remedies that may be granted by a court, the arbitrators shall have full authority to grant provisional remedies, to order a Party to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any Party to respect the arbitrators’ orders to that effect.

(vi) The Parties consent and submit to the non-exclusive jurisdiction of the Bankruptcy Court and the federal and state courts located in the Borough of Manhattan, New York City, New York (“New York Court”) for the enforcement of any arbitral award rendered hereunder, to compel arbitration and/or for interim or provisional remedies in aid of arbitration. In any such action: (i) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; (ii) each of the Parties agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient, without limiting any other manner of service permitted by Law; and (iii) each of the parties waives any right to trial by jury in any court.

(vii) The arbitrators shall have power to award the prevailing party its attorneys’ fees and costs reasonably incurred in the arbitration, including the prevailing party’s share of the arbitrator fees and AAA administrative costs.

Any arbitration hereunder shall be confidential, and the parties and their agents agree not to disclose to any third party (i) the existence or status of the arbitration, (ii) all information made known and documents produced in the arbitration not otherwise in the public domain, and (iii) all awards arising from the arbitration, except and to the extent that disclosure is required by applicable Law or is required to protect or pursue a legal right.

Section 10.11 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of Seller or Buyer or any officer, director, employee, Representative or investor of any Party hereto.

Section 10.12 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Seller without the prior written consent of Buyer, and by Buyer without the prior written consent of Seller, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, subject to the terms of Section 2.5, Buyer may assign any of its rights under this Agreement to any of its Affiliates without obtaining the prior written consent of Seller; provided that in connection with such assignment, such assignment shall not relieve Buyer of any of its obligations under this Agreement (or otherwise). Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 10.13 Specific Performance. Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause Buyer, on the one hand, and Seller, on the other hand, irreparable harm. Accordingly, each Party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, Buyer, on the one hand, and Seller, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Seller, on the one hand, and Buyer, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Seller or Buyer, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Seller or Buyer, as applicable, under this Agreement.

Section 10.14 Currency. All references to “dollars” or “$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 10.15 Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement, or the remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.

Section 10.16 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

Section 10.17 Counterparts. This Agreement may be executed in any number of counterparts, including by means of email in portable document format (.pdf), each of which when executed shall be deemed to be an original copy of this Agreement and all of which taken together shall constitute one and the same agreement.

Section 10.18 Jointly Drafted. This Agreement is the product of negotiations among the Parties, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each Party. The Parties acknowledge and agree that prior drafts of this Agreement and the other agreements and documents contemplated hereby will not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the Parties with respect hereto and that such drafts will be deemed to be the joint work product of the Parties.

Section 10.19 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL BUYER, SELLER OR ANY SELLER NON-RECOURSE PERSON OR BUYER NON-RECOURSE PERSON BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OF ANY KIND OR CHARACTER OR ANY DAMAGES RELATING TO, OR ARISING OUT OF, DIMINUTION IN VALUE, LOST PROFITS OR CHANGES IN RESTRICTIONS ON BUSINESS PRACTICES.

Section 10.20 No Recourse.

(a) This Agreement may be enforced only by Seller against, and any claim, action, suit, or other legal proceeding by Seller may be brought only against Buyer, and then only as, and subject to the terms and limitations, expressly set forth in this Agreement. Neither Seller nor any other Person shall have any recourse against any past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, Affiliate, agent or Advisor of Buyer or of any Affiliate of Buyer (including each Transferred Subsidiary following the Closing) or any of their successors or permitted assigns (each, a “Buyer Non-Recourse Person”), and no such Buyer Non-Recourse Person shall have any liability for any obligations or liabilities of Buyer under this Agreement or for any claim, action, or proceeding based on, in respect of or by reason of the transactions contemplated hereby.

(b) This Agreement may be enforced only by Buyer against, and any claim, action, suit, or other legal proceeding by Buyer may be brought only against, Seller, and then only as, and subject to the terms and limitations, expressly set forth in this Agreement. None of Buyer, any Designated Buyer, nor any other Person shall have any recourse against any past, present, or future director, officer, employee, incorporator, manager, member, general or limited partner, stockholder, Affiliate, agent or Advisor of Seller or of any Affiliate of Seller (including each Transferred Subsidiary prior to the Closing) or any of their successors or permitted assigns (each, a “Seller Non-Recourse Person”), and no such Seller Non-Recourse Person shall have any liability for any obligations or liabilities of Seller under this Agreement or for any claim, action, or proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Section 10.21 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

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IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement on the day and year first above written.

SELLER:

ARMSTRONG FLOORING, INC.

By:	/s/ Michel Vermette
Name: Michel Vermette
Title: President and CEO

[Signature page to Stock Purchase Agreement]

BUYER:

ZHEJIANG GIMIG TECHNOLOGY CO., LTD.

By:	/s/ Qian, Suxing
Name: Qian, Suxing
Title: Director

[Signature page to Stock Purchase Agreement]